[Kollmorgen LOGO]
                                                  Reservoir Place
                                                  1601 Trapelo Road
                                                  Waltham, MA 02154
                                                  (781) 890-5655

                                                                January 30, 1998

Dear Pacific Scientific Shareholder:

    Today, we at Kollmorgen have raised our offer for Pacific Scientific to $23.75 per share from $20.50 per share. This means that we are now offering to acquire a majority of Pacific Scientific's common stock for $23.75 per share in cash and to exchange the remaining shares for Kollmorgen common stock with a value of $23.75 per share, subject to a collar. Our increased offer represents a premium of approximately 54% over the price of Pacific Scientific common stock prior to the announcement of our original offer.

    It has been six weeks since we at Kollmorgen first publicly announced our offer to acquire Pacific Scientific. Pacific Scientific has indicated that it intends to explore alternatives to maximize shareholder value, including a possible sale of the company. Pacific Scientific, however, has refused to enter into merger negotiations with Kollmorgen, the only party with a firm proposal on the table, unless Kollmorgen first WITHDRAWS ITS TENDER OFFER, CANCELS THE SPECIAL MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS AND ENTERS INTO A STANDSTILL AGREEMENT which would prevent us from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. We do not believe that these conditions are in the best interests of you and the other shareholders of Pacific Scientific.

    The Pacific Scientific Board has also declined our offer to meet with them and share information about our company and our offer so that they can more fully inform themselves concerning the merits of our proposal.

    We continue to hope that the Pacific Scientific Board will sit down with us to negotiate a merger agreement prior to the February 13, 1998 special meeting of shareholders. IF THAT DOES NOT HAPPEN, YOU WILL HAVE THE CHANCE TO VOICE YOUR OPINION ON KOLLMORGEN'S OFFER BY VOTING IN FAVOR OF KOLLMORGEN'S PROPOSALS AT THE SPECIAL MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS.

    PLEASE BE ADVISED THAT THE TENDER OFFER IS SCHEDULED TO EXPIRE ON FEBRUARY 13, 1998 -- THE DATE OF THE SPECIAL MEETING. WE DO NOT INTEND TO EXTEND THE TENDER OFFER FURTHER AND WILL WITHDRAW OUR PROPOSAL TO ACQUIRE PACIFIC SCIENTIFIC, UNLESS KOLLMORGEN AND PACIFIC SCIENTIFIC HAVE PREVIOUSLY ENTERED INTO A MERGER AGREEMENT OR KOLLMORGEN'S NOMINEES HAVE BEEN ELECTED TO THE PACIFIC SCIENTIFIC BOARD.

    At the special meeting, you will be asked to vote on proposals to:

        (i) repeal any and all provisions of the Pacific Scientific bylaws that have not been duly filed with the Securities and Exchange Commission by Pacific Scientific prior to August 11, 1997, including any and all amendments to the Pacific Scientific bylaws adopted on or after December 15, 1997;

        (ii) remove from office the entire Pacific Scientific Board of Directors; and

       (iii) fill the vacancies created thereby by electing to the Pacific Scientific Board six persons nominated by Kollmorgen.

    Kollmorgen expects, that if they are elected, the Kollmorgen nominees will take such actions as may be necessary, subject to their fiduciary duties under applicable law, to consummate the proposed combination.

    KOLLMORGEN IS NOW SEEKING YOUR PROXY TO VOTE FOR THE BYLAW REPEAL PROPOSAL, THE REMOVAL OF THE ENTIRE PACIFIC SCIENTIFIC BOARD AND THE ELECTION OF THE KOLLMORGEN NOMINEES TO THE PACIFIC SCIENTIFIC BOARD. WE HAVE PROVIDED YOU WITH A WHITE FORM OF PROXY FOR USE IN CONNECTION WITH THE SPECIAL MEETING. WE ASK THAT YOU COMPLETE IT, SIGN IT AND RETURN IT TO US IN THE ENVELOPE PROVIDED. PLEASE SIGNAL YOUR SUPPORT

FOR KOLLMORGEN'S OFFER AND SEND YOUR BOARD A POWERFUL MESSAGE BY SIGNING AND RETURNING YOUR WHITE FORM OF PROXY TODAY.

    We have enclosed supplemental proxy materials, along with a WHITE form of proxy, which describes the proposed combination in detail. In addition, we have previously supplied you with a proxy statement/ preliminary prospectus. WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY.

    Kollmorgen is not currently soliciting proxies for a vote on the proposed merger. You may, however, be asked to vote on the proposed merger in the future. If the tender offer is successful, Kollmorgen will own a majority of the Pacific Scientific shares outstanding on a fully diluted basis and the affirmative vote of Pacific Scientific's shareholders on the proposed merger would be assured.

    We at Kollmorgen remain excited at the prospect of combining our two fine companies. We very much appreciate your continued support.

                                          Sincerely,

                                          /s/ Gideon Argov

                                          Gideon Argov

                                          CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER
                                          Kollmorgen Corporation

IF YOUR SHARES ARE HELD BY YOUR BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE YOUR FORM OF PROXY. CALL YOUR BANK OR BROKER WITH YOUR INSTRUCTIONS TO EXECUTE THE FORM OF PROXY.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT GEORGESON & COMPANY INC., WHICH IS ASSISTING US, TOLL FREE AT 1-800-223-2064.

         TIME IS SHORT. PLEASE SEND IN YOUR WHITE FORM OF PROXY TODAY.